EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)     Registration Statement (Form S-8 No. 333-21969) pertaining to the Directors’ Deferred Compensation Plan of Genuine Parts Company and Subsidiaries,
(2)    Registration Statement (Form S-8 No. 333-133362) pertaining to the 2006 Long-Term Incentive Plan of Genuine Parts Company and Subsidiaries, and
(3)    Registration Statement (Form S-8 No. 333-204390) pertaining to the 2015 Incentive Plan of Genuine Parts Company and Subsidiaries;
of our report dated February 21, 2020, except for the effects of discontinued operations as discussed in Note 1 and Note 12, as to which the date is October 23, 2020, with respect to the consolidated financial statements of Genuine Parts Company and Subsidiaries, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Atlanta, Georgia
October 23, 2020